Exhibit 99.1

INVENSENSE® ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

•	Fourth Quarter of Fiscal 2012 Net Revenues: $33.1 Million
•	Fourth Quarter of Fiscal 2012 Net Income: $5.9 Million
•	Fourth Quarter of Fiscal 2012 Earnings Per Share (GAAP): $0.07
•	Fiscal Year 2012 Net Revenues: $153.0 Million
•	Fiscal Year 2012 Net Income: $36.9 Million

SUNNYVALE, California, May 3, 2012 – InvenSense, Inc. (NYSE: INVN), the leading provider of Motion Interface solution devices for consumer electronics, today announced 2012 fiscal fourth quarter and 2012 fiscal year results.

Fourth quarter 2012 net revenue was $33.1 million, up 38 percent from $23.9 million for the fourth quarter of 2011. Net revenue for fiscal year 2012 was $153.0 million, up 59 percent from $96.5 million for fiscal year 2011.

Net income for the fourth quarter of fiscal 2012 was $5.9 million, compared with net income of $2.5 million in the fourth quarter of fiscal 2011, an increase of 136 percent. For fiscal year 2012, net income was $36.9 million, an increase of 297 percent over $9.3 million for fiscal year 2011. Diluted earnings per share attributable to common stockholders* and diluted pro forma earnings per share** for the fourth quarter of fiscal 2012 was $0.07 per share and $0.07 per share, respectively, compared to $0.02 per share and $0.03 per share, respectively, for the fourth quarter of fiscal 2011. Diluted earnings per share attributable to common stockholders* and diluted pro forma earnings per share** for fiscal year 2012 was $0.37 per share and $0.47 per share, respectively, compared to $0.08 per share and $0.13 per share, respectively, for fiscal year 2011.

Cash flow from operating activities during fiscal year 2012 was $44.4 million, up 462 percent compared with cash flow from operating activities of $7.9 million during the prior fiscal year. InvenSense ended the fiscal year with $157.8 million in cash and cash equivalents and short-term investments.

Management Qualitative Comments

“We are excited to have concluded our fiscal year 2012 which demonstrates a significant increase in our overall unit shipments due to the rapid adoption of Motion Interface in all of our end markets. The market adoption of Motion Interface and our technology resulted in revenue growth of 59% and net income growth of nearly 300% year over year”, said Steven Nasiri, CEO, Chairman and Founder, “Looking forward to our fiscal 2013, we are encouraged by the continuing broad adoption of Motion Interface in smartphones and tablets, including some mid-range devices, and we expect adoption of our leading integrated six-axis MotionTracking devices to continue by leading customers in many of our end markets.”

*	Diluted net income per share attributable to common stockholders is computed by dividing net income attributable to common stockholders, calculated as net income less income allocable to the rights of Series A, Series B and Series C convertible preferred stock holders for the period prior to their conversion upon our initial public offering, by the weighted average number of common shares outstanding, including unvested restricted stock, and potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method.
**	Pro forma diluted net income per share was computed to give effect to the conversion of the Series A, Series B, and Series C convertible preferred shares and certain preferred stock warrants both using the as-if converted method into common shares as if the conversion had occurred as of the beginning of each period presented.

Fourth Quarter Fiscal 2012 Earnings Conference Call

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the quarter’s results and management’s current business outlook. To listen to the conference call, please dial (800) 299-7089 ten minutes prior to the start of the call, using the passcode 15873716. International callers, please dial (617) 801-9714. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 and enter passcode 84835944. International callers please dial (617) 801-6888. The conference call will also be available via a live webcast on the investor relations section of InvenSense’s web site at http://www.invensense.com. An archived webcast replay will be available on the web site for three months.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in the Business Outlook section of this press release, including the potential for an increase in the attach rates of our motion-processing technology in our markets and the potential for rapid and broad adoption of our fully integrated 6-axis gyroscope and accelerometer product by customers. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the continued adoption of motion tracking and motion sensing as an interface in consumer electronics products, our achievement of design wins, consumer acceptance of our customers’ products that incorporate our solutions, intense competition in our industry; our dependence on a limited number of customers for a substantial portion of our revenues; our lack of long-term supply contracts and dependence on limited sources of supply; our ability to continue to develop and introduce new and enhanced products on a timely basis; and potential decreases in average selling prices for our products, as well as changes in economic conditions in our markets and other risk factors discussed in documents filed by us with the Securities and Exchange Commission (SEC) from time to time. Copies of InvenSense’s SEC filings are posted on the company’s website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About InvenSense

InvenSense Inc. (NYSE: INVN) is the leading provider of MotionTracking™ solutions for consumer electronic devices in the world. The company’s patented Nasiri-Fabrication platform and patent-pending MotionFusion™ technology address the emerging needs of many mass-market consumer applications such as, improved performance, accuracy, and intuitive motion and gesture based interfaces. InvenSense technology can be found in consumer electronic markets including smartphones, tablets, gaming devices, optical image stabilization, and remote controls for Smart TVs. InvenSense is headquartered in Sunnyvale, California and has offices in China, Taiwan, Korea, Japan, and Dubai. More information can be found at www.invensense.com.

For Investor Inquiries, Contact:

Alan Krock

Chief Financial Officer

ir@invensense.com

For Press Inquiries, Contact:

David Almoslino

408.988.7339 x285

dalmoslino@invensense.com

© 2012 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, Nasiri-Fabrication, MotionFusion, MotionApps, DMP, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	April 1, 2012	April 3, 2011	April 1, 2012	April 3, 2011
Net revenue	$33,077	$23,852	$152,967	$96,547
Cost of revenue	14,652	10,633	67,571	43,647

Gross profit	18,425	13,219	85,396	52,900
Operating expenses:
Research and development	5,573	4,446	19,672	15,826
Selling, general and administrative	5,873	4,118	18,710	15,596

Total operating expenses	11,446	8,564	38,382	31,422

Income from operations	6,979	4,655	47,014	21,478
Other income (expense):
Change in fair value of warrant liabilities	—	—	—	(4,025)
Other income (expense), net	(30)	32	138	31

Other income (expense)— net	(30)	32	138	(3,994)

Income before income taxes	6,949	4,687	47,152	17,484
Income tax provision	1,058	2,139	10,205	8,137

Net income	5,891	2,548	36,947	9,347
Net income allocable to preferred stockholders	—	2,079	20,618	7,716

Net income attributable to common stockholders	$5,891	$469	$16,329	$1,631

Basic	$0.07	$0.03	$0.39	$0.09

Diluted	$0.07	$0.02	$0.37	$0.08

Weighted average shares outstanding in computing net income per share attributable to common stockholders:
Basic	80,163	17,966	41,614	17,592

Diluted	87,510	22,265	47,011	22,202

Pro forma net income per share of common stock
Basic	$0.07	$0.04	$0.50	$0.14

Diluted	$0.07	$0.03	$0.47	$0.13

Weighted average shares outstanding pro forma
Basic	80,163	68,949	73,268	67,903

Diluted	87,510	74,816	79,381	74,079

Supplemental Information - stock-based compensation expenses included in:
Cost of revenue	$88	$58	$325	$261
Research and development	479	253	1,474	946
Selling, general and administrative	614	237	1,889	983

Total stock-based compensation expense	$1,181	$548	$3,688	$2,190

INVENSENSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	April 1, 2012	April 3, 2011
Assets
Current assets:
Cash and cash equivalents	$153,643	$28,795
Short-term investments	4,129	9,280
Accounts receivable	11,931	9,765
Inventories	12,240	15,208
Prepaid expenses and other current assets	4,188	2,249

Total current assets	186,131	65,297
Property and equipment, net	4,011	3,492
Restricted time deposit	192	194
Other assets	2,984	1,763

Total assets	$193,318	$70,746

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,446	$6,687
Accrued liabilities	7,726	4,307
Long-term debt — current portion	28	18

Total current liabilities	13,200	11,012
Long-term debt	22	16
Other long-term liabilities	3,219	577

Total liabilities	16,441	11,605
Stockholders’ equity:
Preferred stock:
Preferred stock, $0.001 par value — 20,000 shares authorized, no shares issued and outstanding at April 1, 2012, no shares authorized, issued and outstanding at April 3, 2011	—	—
Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value — no shares issued and outstanding at April 1, 2012; 8,060 shares authorized, 8,000 shares issued and outstanding (aggregate liquidation value of $8,000) at April 3, 2011	—	9,019
Series B convertible preferred stock, $0.001 par value — no shares issued and outstanding, at April 1, 2012; 6,566 shares authorized, 5,920 shares issued and outstanding (aggregate liquidation value of $11,000) at April 3, 2011	—	22,341
Series C convertible preferred stock, $0.001 par value — no shares issued and outstanding at April 1, 2012; 15,510 shares authorized, 15,510 shares issued and outstanding (aggregate liquidation value of $19,000) at April 3, 2011	—	18,881
Common stock:
Common stock, $0.001 par value — 750,000 shares authorized, and 80,890 shares issued and outstanding at April 1, 2012; 80,000 shares authorized, 18,005 shares issued and outstanding at April 3, 2011	136,792	5,762
Accumulated other comprehensive income	1	1
Retained earnings	40,084	3,137

Total stockholders’ equity	176,877	59,141

Total liabilities and stockholders’ equity	$193,318	$70,746

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	April 1, 2012	April 3, 2011
Cash flows from operating activities:
Net income	$36,947	$9,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,992	1,778
Loss (gain) on disposal of property and equipment	(154)	91
Stock-based compensation expense	3,688	2,190
Change in fair value of warrant liability	—	4,025
Deferred income tax assets	(702)	489
Write-off of deferred offering costs	—	1,388
Changes in operating assets and liabilities:
Accounts receivable	(2,222)	(4,564)
Inventories	2,968	(10,896)
Prepaid expenses and other current assets	(1,018)	390
Other assets	(1,404)	(805)
Accounts payable	(1,245)	3,351
Accrued liabilities	5,567	1,124
Advances from customer	—	(16)

Net cash provided by operating activities	44,417	7,892

Cash flows from investing activities:
Purchase of property and equipment	(2,502)	(2,176)
Proceeds from the sale of property and equipment	188	—
Sale of available for sale investments	15,176	15,675
Purchase of available for sale investments	(10,025)	(10,062)
Changes in restricted time deposits	—	60

Net cash provided by investing activities	2,837	3,497

Cash flows from financing activities:
Proceeds from initial public offering and secondary offering, net of underwriter commissions	77,904	—
Net proceeds from issuance of preferred stock	499	—
Proceeds from issuance of common stock	1,357	717
Offering costs	(2,141)	(1,388)
Proceeds from long-term debt and capital lease obligations	—	43
Payments of long-term debt and capital lease obligations	(25)	(360)
Refund from refundable customer advances	—	(4,000)

Net cash provided by (used in) financing activities	77,594	(4,988)

Net increase in cash and cash equivalents	124,848	6,401
Cash and cash equivalents:
Beginning of period	$28,795	$22,394

End of period	$153,643	$28,795

Supplemental disclosures of cash flow information:
Cash paid for interest	$23	$16

Cash paid for income taxes	$9,078	$7,735

Noncash investing and financing activities:
Unpaid accounts payable for property and equipment purchased	$274	$278

Unrealized gain from available for sale investments	$8	$10

Fixed assets acquired under capital leases	$40	$43

Unpaid offering costs	$494	$23

Reclassification of warrants from liabilities to equity	$—	$11,877